UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2012

Web.com Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51595	94-3327894
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12808 Gran Bay Parkway West, Jacksonville, FL	32258
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (904) 680-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2012, Web.com Group, Inc. (the “Company”) and certain of its executive officers entered into the Web.com Group, Inc. Supplemental Executive Retirement Plan (the “Supplemental Executive Retirement Plan”) and the Web.com Group, Inc. Non-Qualified Deferred Compensation Plan (the “Non-Qualified Deferred Compensation Plan” and collectively with the Supplemental Executive Retirement Plan, the “Plans”).

The purpose of the Supplemental Executive Retirement Plan is to provide a select group of management or highly compensated employees of the Company, who contribute significantly to the future business success of the Company, with supplemental retirement income benefits through discretionary Company contributions. These contributions are allocated to bookkeeping accounts under the Supplemental Executive Retirement Plan and credited with a notional return based on investment funds designated by participating employees. The Supplemental Executive Retirement Plan does not obligate the Company to make any particular level of contributions for the benefit of any participating employee; accordingly, the benefit amount payable under the Supplemental Executive Retirement Plan to any participating employee is not presently determinable.

Participants are 50% vested in their accounts under the Supplemental Executive Retirement Plan when they have completed 15 years of service with the Company, with vesting increasing by 10% for each completed year of service thereafter until 100% vesting is attained upon completion of 20 years of service. Notwithstanding the foregoing schedule, 100% vesting in such accounts occurs upon a change in control of the Company, a participant’s attainment of normal retirement age (completion of at least 5 years of service and attainment of at least age 62), a participant’s disability, or a participant’s death.

Distribution of an account balance under the Supplemental Executive Retirement Plan, to the extent vested, occurs following the earliest of (i) the later of a participant’s separation from service and attainment of age 55, (ii) the participant’s death, (iii) the participant’s disability, and (iv) the occurrence of a change in control of the Company. Such distributions are made in the form of either a lump sum or installments over a term not to exceed 5 years (or any other permissible schedule selected by the administrative committee and set forth in the participant’s election notice), as elected by the participant.

The purpose of the Non-Qualified Deferred Compensation Plan is to provide a select group of management or highly compensated employees of the Company, who contribute significantly to the future business success of the Company, with supplemental retirement income benefits through the deferral of annual salaries and bonus compensation and through additional discretionary Company matching contributions. These contributions are allocated to bookkeeping accounts under the Non-Qualified Deferred Compensation Plan and credited with a notional return based on investment funds designated by participating employees. The Non-Qualified Deferred Compensation Plan does not obligate the Company or any participating employee to make any particular level of contributions for the benefit of any participating employee; accordingly, the benefit amount payable under the Non-Qualified Deferred Compensation Plan to any participating employee is not presently determinable.

Participants are at all times fully vested in that portion of their accounts under the Non-Qualified Deferred Compensation Plan attributable to their own salary and bonus deferrals. Portions of such accounts attributable to Company matching contributions are 50% vested after 2 years of service with the Company, 75% vested after 3 years of service with the Company, and 100% vested after 4 years of service with the Company. Notwithstanding the foregoing schedule, 100% vesting in such portions of accounts occurs upon a change in control of the Company, a participant’s disability, or a participant’s death.

Distribution of an account balance under the Non-Qualified Deferred Compensation Plan, to the extent vested, occurs following the earliest of a participant’s attainment of normal retirement age, separation from service, death, or disability, the occurrence of a change in control of the Company, or the termination of the Plan. In addition, that portion of the account that is attributable to salary and bonus deferrals may be distributed on a distribution date specified in the participant’s deferral election. Distributions are made in the form of either a lump sum or installments over a term not to exceed 5 years (or any other permissible schedule selected by the administrative committee and set forth in the participant’s election notice), as elected by the participant.

In connection with the Plans, the Company entered into a Trust Agreement with Reliance Trust Company (the “Trust Agreement”) pursuant to which assets equal to Plan contributions may be invested in the investment funds designated by employees participating in the Plans and used to provide benefits under the Plans. The assets so held remain subject to the claims of creditors of the Company in the event of its bankruptcy or insolvency.

The Supplemental Executive Retirement Plan, the Non-Qualified Deferred Compensation Plan and the Trust Agreement are filed as Exhibits 10.1, 10.2 and 10.3 hereto, respectively, and are incorporated herein by reference. The foregoing descriptions of the terms of Plans and the Trust Agreement are qualified in their entirety by reference to such exhibits.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10 .1	Web.com Group, Inc. Supplemental Executive Retirement Plan
10 .2	Web.com Group, Inc. Non-Qualified Deferred Compensation Plan
10 .3	Trust Agreement between Web.com Group, Inc. and Reliance Trust Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Web.com Group, Inc.
(Registrant)

/s/ Matthew P. McClure
Matthew P. McClure, Secretary

Date: June 19, 2012

Exhibit Index

Exhibit No.	Description
10 .1	Web.com Group, Inc. Supplemental Executive Retirement Plan
10 .2	Web.com Group, Inc. Non-Qualified Deferred Compensation Plan
10 .3	Trust Agreement between Web.com Group, Inc. and Reliance Trust Company